                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                              ____________________

                                   FORM 8-K/A

                                AMENDMENT NO. 1


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): April 18, 1997


                               GTS DURATEK, INC.
               (Exact Name of Registrant as Specified in Charter)



   Delaware                          0-14292                     22-2476180
(State or Other              (Commission File Number)       (   IRS Employer
 Jurisdiction of                                             Identification No.)
 Incorporation)



           10100 Old Columbia Road, Columbia, Maryland        21046
             (Address of Principal Executive Offices)       (Zip Code)



       Registrant's telephone number, including area code: (410) 312-5100


         (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets

     On April 18, 1997, GTS Duratek, Inc. (the "Company") acquired 100% of the issued and outstanding capital stock of The Scientific Ecology Group, Inc. ("SEG") from Westinghouse Electric Corporation ("Westinghouse") for $28.0 million in cash, subject to certain adjustments, and 156,986 shares of the Company's Common Stock. SEG, which was a wholly-owned subsidiary of Westinghouse, is based in Oak Ridge, Tennessee and is the largest commercial radioactive waste processing company in the United States, offering an extensive range of waste processing services and technologies. SEG completed the sale to a third party of its interest in a joint venture for the processing of commercial radioactive ion exchange resins and certain assets related to that business in December 1996.

     SEG operates fixed-base processing facilities in Oak Ridge, Tennessee, comprising over 142,000 square feet of facilities. At that site, SEG operates three major commercial radioactive waste processing facilities: the Compaction Facility, the Metal Processing Facility and the Incineration Facility. SEG, through a wholly-owned subsidiary, also provides transportation services for radioactive wastes, and maintains a fleet of tractors, trailers and shipping containers for transporting the wastes. In addition, SEG provides radiological decommissioning and field waste processing services to nuclear clients, including government facilities, commercial facilities and university/research/test facilities. The Company generally intends to continue the businesses of SEG and to use its assets and facilities for the same purposes as they were used prior to the acquisition.

     The Company paid the cash portion of the purchase price out of available cash, principally from the proceeds of its public offering in April 1996. However, in connection with the acquisition of SEG, the Company entered into a new credit facility with its bank. Under this new facility, the Company has a revolving line of credit providing for borrowings up to $8.8 million based upon eligible amounts of accounts receivable, as defined in the credit agreement. Borrowings under the revolving line of credit bear interest at the LIBOR rate plus 2%. Under this facility, the Company's bank has also issued letters of credit in the aggregate amount of $15.3 million to the State of Tennessee to provide security for the Company's obligation to clean and remediate SEG's facility upon its closure.

Item 5.  Other Events

     On March 31, 1997, the Company publicly announced that its management had made the decision to temporarily suspend the processing of radioactive waste and initiate an unscheduled controlled cool down of its glass melter at its M-Area processing plant located on the United States Department of Energy's ("DOE") Savannah River site. This decision by the Company's management was the result of the Company's operators observing over the previous few days increasing warning signs that accelerated wear on certain melter box internal components could be occurring. Based on these findings, the Company's management determined that it was prudent to cool down the melter and conduct a detailed inspection and assessment of any repairs or necessary refurbishment required to return to safe, full capacity operations. The Company also indicated that if corrective action resulted in a delay in completing the processing of radioactive wastes, the Company could incur contract losses on its waste processing contract for the Savannah River site. Under this contract, all radioactive waste processing is required to be completed by October 1997.

     On April 16, 1997, the Company publicly announced that its management had reached a decision on the actions to be taken to resume radioactive waste processing at its facility at the DOE's Savannah River site. Although inspections confirmed that the melter could be restarted after only minimal repair, the Company's management concluded that such action would result in considerable risk that the melter might be unable to complete the $14 million fixed price contract for processing the radioactive waste without additional unscheduled shutdowns and repairs. Accordingly, the Company's management made the decision to undertake more extensive repairs and modification of the facility, including melter box replacement, before resumption of radioactive waste processing. The Company's management estimated that the M-Area facility will resume radioactive waste processing operations by the end of the fourth quarter of 1997. The schedule is impacted by the time required to order specialized refractory bricks for the melter and to complete assembly of the melter and because of the complexities of working in a regulated environment. As a result of the necessary repairs and the delay in completing the waste processing required by the contract, the Company announced that it will take a charge of $5.9 million in the first quarter of 1997 to cover the estimated costs of the repair and for estimated losses on the fixed price contract resulting from the delay. The Company is seeking to extend the date by which it was required to complete the waste processing under the contract.

     The Company also announced on April 16, 1997 that the Company's senior management had established the priorities for the remainder of 1997 to be:
     (i) restarting the M-Area melter; (ii) successfully and rapidly incorporating SEG's business following the acquisition and (iii) meeting commitments to the DOE privatization cleanups in Hanford, Washington and Idaho. Consequently, the Company announced that its capital commitments will be directed to those priorities and that the Company's management will reduce the priority of, and capital commitments to, other projects which have higher levels of market place uncertainty or have long-term financial prospects. As a result, the Company announced that the DuraChem facility, for processing commercial radioactive ion exchange resin in the United States, located in Barnwell, South Carolina, will not commence commercial operations in 1997 as previously reported.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Business Acquired:
             ------------------------------------------

             (i) Balance sheets of Scientific Ecology Group, Inc. as of December 31, 1995 and 1996 and March 31, 1997 (unaudited) and the related statements of operations, changes in parent's investment and cash flows for the three year period ended December 31, 1996 and for the three months ended March 31, 1997 (unaudited).

         (b) Pro Forma Financial Information:
             --------------------------------

             (i) Pro Forma Consolidated Balance Sheet as of March 31, 1997 and related notes.

             (ii) Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 and related notes.

             (iii) Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1997 and related notes.

         (c) Exhibits. The following exhibits are filed with this report, and
             --------
             the foregoing description is modified by reference to such exhibits:

             (1) GTS Duratek, Inc. Press Release dated April 21, 1997.*

             (2) Stock Purchase Agreement by and between Westinghouse Electric
                 Corporation and GTS Duratek, Inc. dated as of April 8, 1997.*

             (3) Credit Agreement as of April 18, 1997 between GTS Duratek,
                 Inc., The Scientific Ecology Group, Inc., SEG Colorado, Inc., Hittman Transport Services, Inc., GTS Instrument Services, Incorporated, General Technical Services, Inc., Analytical Resources, Inc. and First Union National Bank of Maryland and First Union National Bank of North Carolina.*

             (4) Security Agreement dated as of April 18, 1997 between GTS
                 Duratek, Inc., General Technical Services, Inc., GTS Instrument Services, Incorporated, Analytical Resources, Inc. and First Union National Bank of Maryland.*

             (5) Security Agreement dated as of April 18, 1997 between The
                 Scientific Ecology Group, Inc., SEG Colorado, Inc., Hittman Transport Services, Inc. and First Union National Bank of Maryland.*

             (6) GTS Duratek, Inc. Press Release dated March 31, 1997.*

             (7) GTS Duratek, Inc. Press Release dated April 16, 1997.*

             (8) Consent of KPMG Peat Marwick LLP.

             * Previously filed with the Company's Current Report on Form 8-K which was filed with the Securities and Exchange Commission on May 1, 1997.

                                  SIGNATURES
                                  ----------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GTS Duratek, Inc.

                                         /s/ Robert F. Shawver
                                         -------------------------------
                                             Robert F. Shawver
                                             Executive Vice President
                                             and Chief Financial Officer

Date: July 1, 1997

INDEPENDENT AUDITORS' REPORT



The Board of Directors
GTS Duratek, Inc.:


We have audited the accompanying consolidated balance sheets of Scientific Ecology Group, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in parent's investment and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting
the amounts and disclosures in the financial statements.   An audit also
includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scientific Ecology Group, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Scientific Ecology Group, Inc. was a wholly-owned subsidiary of Westinghouse Electric Corporation and, as discussed in note 3 to the accompanying financial statements, has engaged in various transactions and relationships with other Westinghouse Electric Corporation entities.


                                                           KPMG Peat Marwick LLP

June 13, 1997

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

--------------------------------------------------------------------------------

                                                                                  December 31,           March 31,
                                                                            ------------------------
                                                                               1995          1996          1997
                                                                            ----------    ----------    ----------
                                                                                                        (Unaudited)
ASSETS
Current assets:
  Cash                                                                      $      147           318            60
  Accounts receivable                                                           27,549        17,983        12,665
  Costs in excess of billings on service contracts                               6,554         6,229         1,928
  Prepaid expenses and  other current  assets                                    2,585           758         1,842
                                                                            ----------    ----------    ----------
Total current assets                                                            36,835        25,288        16,495

Property, plant and equipment, net                                              80,948        53,700        52,909
Goodwill and other intangible assets, net                                       27,318        16,452        16,075
Other noncurrent assets                                                            885           436           303
                                                                            ----------    ----------    ----------
Total assets                                                                $  145,986        95,876        85,782
                                                                            ==========    ==========    ==========
LIABILITIES AND PARENT'S INVESTMENT
Current liabilities:
  Accounts payable                                                          $    1,204         2,831         3,855
  Accrued liabilities                                                           10,120        13,618         3,045
  Unearned revenues                                                              4,285        10,780        15,123
  SEG waste processing and disposal accrual                                     17,307         8,884         3,186
  Accrued payroll and employee benefits                                          4,932         4,897         2,759
  Other current liabilities                                                      5,869         5,922         8,475
                                                                            ----------    ----------    ----------
Total current liabilities                                                       43,717        46,932        36,443

Decontamination and decommissioning accrual                                      1,612         4,796         5,501
Other noncurrent liabilities                                                       234           696           657
                                                                            ----------    ----------    ----------
Total liabilities                                                               45,563        52,424        42,601

Parent's investment                                                            100,423        43,452        43,181

Commitments and contingencies
                                                                            ----------    ----------    ----------
Total liabilities and parent's investment                                   $  145,986        95,876        85,782
                                                                            ==========    ==========    ==========

See accompanying notes to consolidated financial statements.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands)

--------------------------------------------------------------------------------

                                                                 Three months
                                   Years ended December 31,         ended
                               --------------------------------    March 31,
                                   1994      1995        1996        1997
                               ----------- ---------  ---------  ------------
                                                                 (Unaudited)
Customer revenues               $   95,817   123,511    98,810        22,109
Related party revenues              24,276    14,672    14,158         4,059
                                 ---------   -------   -------      --------
Total revenues                     120,093   138,183   112,968        26,168

Cost of revenues                   104,632   155,805   146,493        33,273
                                 ---------   -------   -------      --------
Gross profit (loss)                 15,461   (17,622)  (33,525)       (7,105)

Selling, general and
 administrative expenses            11,062    12,652    16,234         2,928
Corporate expense allocations        4,515     4,537     2,731           815
Write-off of property, plant
 and equipment                          --        --     2,400            --
                                 ---------   -------   -------      --------
Loss from operations                  (116)  (34,811)  (54,890)      (10,848)

Other income (expenses), net          (202)     (715)      414            (3)
                                 ---------   -------   -------      --------
Net loss                        $     (318)  (35,526)  (54,476)      (10,851)
                                 =========   =======   =======      ========

See accompanying notes to consolidated financial statements.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Parent's Investment

(In Thousands)
--------------------------------------------------------------------------------

Balance at December 31, 1993                                         $  85,646

Net loss                                                                  (318)

Net transactions with parent                                            11,099
                                                                     ---------
Balance at December 31, 1994                                            96,427

Net loss                                                               (35,526)

Net transactions with parent                                            39,522
                                                                     ---------
Balance at December 31, 1995                                           100,423

Net loss                                                               (54,476)

Net transactions with parent                                            (2,495)
                                                                     ---------
Balance at December 31, 1996                                            43,452

Net loss (unaudited)                                                   (10,851)

Net transactions with parent (unaudited)                                10,580
                                                                     ---------
Balance at March 31, 1997 (unaudited)                                $  43,181
                                                                     =========

See accompanying notes to consolidated financial statements.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)
-------------------------------------------------------------------------------

                                                                                                            Three
                                                                                                           months
                                                                               December 31,                 ended
                                                                     -------------------------------    March 31,
                                                                        1994        1995       1996          1997
                                                                     -----------  --------  --------   ----------
                                                                                                       (Unaudited)
Cash flows from operating activities:
     Net loss                                                          $    (318)  (35,526)  (54,476)     (10,851)
     Adjustments to reconcile net loss to net cash
         used in operating activities:
              Depreciation and amortization                                4,085     7,434     7,705        1,431
              Write-off of property, plant and equipment                      -         -      2,400           -
              Provisions for decontamination and
                  decommissions accrual                                      385       806     3,184          705
              Change in operating assets and liabilities:
                  Accounts receivable                                     (5,299)   (3,266)    9,566        5,318
                  Costs in excess of billings on
                      service contracts                                    1,227       924       325        4,301
                  Prepaid expenses and other current
                      assets                                                (104)     (332)      975       (1,084)
                  Accounts payable and accrued
                      liabilities                                            359     7,154     5,125       (9,549)
                  Unearned revenues                                          688    (6,601)    6,495        4,343
                  SEG waste processing and disposal
                      accrual                                             12,038     5,269    (8,423)      (5,698)
                  Accrued payroll and employee
                      benefits                                             1,209     2,709       (35)      (2,138)
                  Other current liabilities                               (6,521)    4,661        53        2,553
                                                                       ---------   -------   -------      -------

Net cash provided by (used in) operating activities                        7,749   (16,768)  (27,106)     (10,669)
                                                                       ---------   -------   -------      -------
Cash flows from investing activities:
     Capital expenditures                                                (16,472)  (22,819)   (6,970)        (415)
     Other, net                                                           (2,038)     (574)    1,482          246
                                                                       ---------   -------   -------      -------
Net cash used in investing activities                                    (18,510)  (23,393)   (5,488)        (169)
Cash flows from financing activities -
     Net transactions with parent company                                 11,099    39,522    32,765       10,580
                                                                       ---------   -------   -------      -------
Net increase (decrease) in cash                                              338      (639)      171         (258)

Cash at beginning of year                                                    448       786       147          318
                                                                       ---------   -------   -------      -------
Cash at end of year                                                    $     786       147       318           60
                                                                       =========   =======   =======      =======

See accompanying notes to consolidated financial statements.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1995 and 1996 and March 31, 1997
(Information as of and for the three months ended March 31, 1997 is unaudited)
--------------------------------------------------------------------------------

(1)  BUSINESS

     Scientific Ecology Group, Inc. (SEG or the Company) was a wholly-owned subsidiary of Westinghouse Electric Corporation (Westinghouse or parent). The Company's principal business is processing, primarily through volume reduction and burial, low level radioactive waste produced by nuclear power plants, various government facilities, and numerous small waste generators. In addition, the Company provides related transportation and field services. Its headquarters and major waste processing facility are located in Oak Ridge, Tennessee, where the Company is licensed by the state to perform designated waste treatment services.

     On April 18, 1997, GTS Duratek, Inc. (GTS) acquired 100% of the Company's issued and outstanding common stock from Westinghouse for $28 million in cash and 156,986 shares of GTS Duratek, Inc. common stock.

     During the three year period ended December 31, 1996 and for the three month period ended March 31, 1997, SEG has incurred significant operating losses which have been funded by Westinghouse. Management has taken a number of actions during the past year which it believes will improve SEG's operation results, including shrinking its workforce, limiting the range of waste it will accept for processing and processing of virtually all waste older than 90 days. GTS does not have the financial resources of Westinghouse. Accordingly, should SEG continue to incur losses at historical levels it could effect its ability to continue. While GTS does not have the financial resources of Westinghouse, management believes GTS has sufficient resources to support the operation of SEG for at least the next twelve months.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, excluding its Advanced System Division
     (ASD) located in Carlsbad, New Mexico. The Company distributed the stock of ASD to Westinghouse in 1996. Activities of ASD have been eliminated from all years presented. All intercompany balances and transactions have been eliminated.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and depreciated generally using the straight-line method over their estimated useful lives. Expenditures for specific and identifiable items over $1,500 and with useful lives over one year are capitalized, and costs for repairs and maintenance are charged to operations as incurred.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(2)  CONTINUED

     GOODWILL AND OTHER INTANGIBLES

     Goodwill is attributable to Westinghouse's acquisition of SEG in 1989, and is amortized on a straight-line basis over a forty year period. Other acquired intangible assets, primarily licenses, are amortized on a straight-line basis over their estimated useful lives between four to ten years.

     The Company periodically assesses whether operating and intangible assets have been impaired. The majority of the Company's operating assets are integrated and are dedicated to the volume reduction of low level radioactive waste. Management considers estimated future undiscounted cash flows in assessing impairment. Given the integration of the Company's operating assets and the difficulties of assessing cash flows relative to individual assets, management makes this assessment based upon the estimated future cash flows of the operations in the aggregate. Based upon this assessment, management has determined that no impairment existed as of December 31, 1996.

     IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

     FACILITY AND EQUIPMENT DECONTAMINATION AND DECOMMISSIONING

     The Company accrues decontamination and decommissioning (D&D) costs for facilities and equipment over the estimated average lives of the assets (see note 7).

     REVENUE RECOGNITION

     Revenue is recognized when waste is processed, except for revenue related to the costs of future disposal which are recognized when the related disposal costs are incurred. Revenues on field service contracts are recognized when services are performed and billed. Generally, billings are made on a monthly basis.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(3)  CONTINUED

     INCOME TAXES

     The Company incurred losses for all periods presented and as a result has not provided an income tax provision or benefit for any of the periods presented.

     In connection with the acquisition of SEG, Westinghouse and GTS have agreed jointly to make a 338(H)10 election for income tax reporting purposes. Accordingly, any tax attributes of SEG with respect to the periods prior to the acquisition will not accrue to any post acquisition periods and a new tax basis will be established for each of SEG's assets and liabilities based upon an allocation of the GTS purchase price.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments, including accounts receivable and accounts payable, approximate carrying values.

     USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ significantly from those estimates.

     RECLASSIFICATIONS AND RESTATEMENT

     Certain reclassifications and restatements have been made to the previously issued audited financial statements as of and for the year ended December 31, 1995, to conform the presentation and accounting methods used for all the periods presented. The restatement resulted in increasing the net loss for the year ended December 31, 1995 by $6,209,000.


(3)  RELATED PARTY TRANSACTIONS

     The Company purchases from and performs services for other Westinghouse operations. The Company also purchases certain services from Westinghouse, including liability, property and workers' compensation insurance. These transactions are discussed in further detail below:

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(3)  CONTINUED

     CASH

     The Company utilizes the Westinghouse centralized cash management services in North America. Under such service arrangements, accounts receivable are collected and cash is invested centrally. Additionally, disbursements are funded centrally on demand. As a result, the Company maintains a low cash balance on its books, and receives charges and credits against parent's investment for cash used and collected through a central clearinghouse arrangement.

     INTERCOMPANY PURCHASES AND PAYABLES

     The Company purchases products and services from and provides services to other Westinghouse operations. Management believes such transactions are generally made on an arm's length basis. These transactions are settled immediately through the central clearinghouse or the internal customer is invoiced and an intercompany receivable is established. Purchases from Westinghouse affiliates were $547,000, $620,000 and $239,000 for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997, respectively.

     CORPORATION SERVICES

     The Company uses, and is charged directly for, certain services that Westinghouse provides to its business units. These services generally include information systems support, certain accounting functions such as transaction processing, legal matters, environmental affairs and human resources consulting and compliance support.

     Westinghouse centrally develops, negotiates and administers certain of the Company's insurance programs. The insurance includes real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability and other standard liability coverage. Westinghouse also maintains a program of self-insurance for workers' compensation in the United States. Westinghouse charges its business units for all of the centrally administered insurance programs based in part on claims history. Specific liabilities for general and product liability, automobile, and workers' compensation claims are not presented in the accompanying consolidated financial statements. Liabilities for claims prior to the GTS acquisition remain the obligation of Westinghouse.

     The Company also purchases other Westinghouse internally provided services, as necessary, including telecommunications, printing and other services.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(3)  CONTINUED

     ALLOCATED CORPORATE EXPENSES

     Westinghouse allocates a certain portion of its corporate expenses to its business units. It is not practical for management to estimate the level of expenses that might have been incurred had the Company operated as a separate stand-alone entity.

     DISTRIBUTION OF ASSETS

     In December 1996, the Company transferred approximately $35 million of property, plant and equipment, related goodwill and other assets to Westinghouse which were not sold to GTS. These assets were generally under construction during the three years ended December 31, 1996.


(4)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                      December 31,
                                                   ------------------  March 31,
                                                      1995      1996     1997
                                                   --------   ------- ----------
     Land and land improvements                    $  4,205     5,119     4,475
     Buildings                                       21,243    22,667    23,313
     Equipment and fixtures                          53,389    43,449    43,398
     Construction work in progress                   23,238       198       640
                                                   --------    ------    ------
                                                    103,075    71,433    71,826
     Less accumulated depreciation                   22,127    17,733    18,917
                                                   --------    ------    ------
                                                   $ 80,948    53,700    52,909
                                                   ========    ======    ======

(5)  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following
     (in thousands)

                                                       December 31,
                                                   ------------------  March 31,
                                                     1995       1996     1997
                                                   --------   -------  ---------
     Goodwill                                      $ 29,019    16,812     16,812
     Licenses and other intangible assets             6,926     5,250      4,621
                                                   --------    ------     ------
                                                     35,945    22,062     21,433
     Less accumulated amortization                    8,627     5,610      5,358
                                                   --------    ------     ------
                                                   $ 27,318    16,452     16,075
                                                   ========    ======     ======

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(6)  WASTE PROCESSING AND DISPOSAL

     CUSTOMER WASTE

     Generally, the Company processes customer wastes under fixed-unit-price contracts which allow for additional billings for burial price increases occurring within a set period of time following the Company's receipt of the waste, or if the wastes differ from contract specifications. The Company is responsible for placing processed waste in containers and in a form that meets disposal site criteria. The Company delivers reports to customers confirming that their waste has been processed and buried in accordance with terms of its contracts.

     As of December 31, 1995 and 1996 and March 31, 1997, the Company recorded progress billings of $2,183,000, $7,303,000 and $8,271,000 as unearned revenues, and estimates that future billings will amount to $15,530,000, $6,670,000 and $6,736,000, respectively. Estimated processing revenues related to this waste were $4,285,000, $10,780,000 and $15,123,000 at
     December 31, 1995 and 1996 and March 31, 1997, respectively. Amounts for March 31, 1997 include a provision for estimated loss on future processing. Burial costs related to the disposal of the customer waste of $2,795,000, $1,251,000 and $285,000 as of December 31, 1995 and 1996 and March 31, 1997
     were included in accounts payable and accrued liabilities, respectively.

     SEG WASTE

     During customer waste processing, the Company creates by-products which lose customer identity and become the Company's responsibility to process further and send to permanent burial storage. Management has evaluated the content of this waste and has accrued the estimated costs of processing and disposal based on anticipated processing methods and current disposal sites and rates for the various types of waste. At December 31, 1995 and 1996 and March 31, 1997, the accrued liabilities related to such waste were $17,307,000, $8,884,000 and $3,186,000, respectively. The ultimate cost of processing and disposal, however, will depend on the actual contamination of the waste, the amount of processing, volume reduction and disposal density.

     SPECIFIC SITE CLEAN-UP AND DISPOSAL ACTIVITIES

     The Company records, as a component of operating expense, estimated costs for specific site clean-up and disposal activities relating to existing conditions caused by past operations. As of December 31, 1996, SEG recorded a liability of $1,798,000 for the estimated costs of clean-up and disposal of known contamination and hazardous waste related to specific current projects. The ultimate cost will depend on, among other factors, the extent of contamination and hazardous waste found as the projects progress. The clean-up and disposal activities were virtually complete at March 31, 1997.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(7)  FACILITY AND EQUIPMENT DECONTAMINATION AND DECOMMISSIONING (D&D)

     The Company revised its estimate of D&D costs for facilities and fixed equipment to $18.3 million at December 31, 1996, based on a specific study of projected labor and equipment requirements and other costs necessary to perform D&D of the Company's facilities. For 1996, management also estimated a cost of $4.5 million to decontaminate and decommission moveable equipment.

     The D&D estimate is stated in 1996 dollars and assumes the use of existing technologies and compliance with existing regulatory requirements. Management does not consider it practicable to estimate the effects of future inflation, changes in technology, future increases in burial rates and the timing of D&D activities on the estimated D&D costs. Uncertainties related to any of these factors could have a significant impact on the Company's estimated D&D costs. Management updates the D&D estimates on an annual basis.

     The Company accrues D&D costs for facilities and equipment over the estimated average lives of the assets. At December 31, 1996, the remaining estimated average life of the facilities and fixed equipment was nine years and the remaining estimated average life of the moveable equipment was two years. The Company accrued a D&D liability of $1,612,000, $4,796,000 and $5,501,000 as of December 31, 1995 and 1996 and March 31, 1997,
     respectively.

     Westinghouse had issued letters of credit to the State of Tennessee (State) to provide security for the Company's obligation to clean and remediate SEG's facilities upon closure. In connection with the acquisition GTS has issued $15.3 million in letters of credit to the State and the Westinghouse letters of credit have been released.


(8)  PARENT'S INVESTMENT

     There are no customary equity and capital accounts recorded on the accompanying financial statements. Instead, a parent's investment account is maintained by the Company and Westinghouse to account for inter-unit transactions as described in note 3. The parent's investment account consists of accumulated net income or loss, net advances for capital expenditures and other transactions.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(9)  LEASES

     The Company leases certain facilities and equipment under various operating leases expiring through the year 2002. At March 31, 1997, future minimum lease payments are as follows (in thousands):


     1998                         $803
     1999                          276
     2000                           15
     2001                           11
     2002                            4
     ---------------------------------
                                $1,109
     =================================


(10) SIGNIFICANT CUSTOMERS

     Accounts receivable from sales to various U.S.. Government agencies represented approximately 14% of SEG's accounts receivable at December 31, 1996. Management performs ongoing credit evaluations of its customers and generally does not require collateral.


(11) COMMITMENTS AND CONTINGENCIES

     The Company began shipping a significant portion of waste to Envirocare of Utah, Inc. (Envirocare) late in 1996, at a cost significantly lower than waste shipped to a burial site in Barnwell, South Carolina. Envirocare's operating license from the Utah Bureau of Radiation Control is up for renewal in 1997. The accompanying consolidated financial statements reflect various accruals and estimates assuming Envirocare continues to be a viable disposal site at rates presently in effect. If Envirocare's license would not be renewed or if Envirocare's rate structure were to change significantly, the Company's costs to dispose of waste would likely increase. Management has not determined what impact, if any, either of these scenarios would have on the Company's liabilities or future operating costs.

     Included in the accompanying consolidated financial statements are liabilities for the Company's employee benefits which include self-insured health claims, a non-qualified deferred compensation plan covering certain employees and compensated absences. Additionally, the Company sponsors a 401(k) plan covering substantially all employees whereby the Company matches 50% of the first 6% contributed by the employee. The Company's matching contributions were $784,000, $953,000 and $160,000 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

SCIENTIFIC ECOLOGY GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



--------------------------------------------------------------------------------

(11) CONTINUED

     SEG is a party to various litigation and claims in the ordinary course of business. Management believes that the ultimate resolution of these matters will not have a material adverse impact on its consolidated balance sheet.

--------------------------------------------------------------------------------

                      GTS DURATEK, INC. AND SUBSIDIARIES
                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


     The pro forma financial information should be read in conjunction with the consolidated financial statements and related notes of GTS Duratek, Inc. and subsidiaries (the "Company"), not included herein, and the consolidated financial statements of The Scientific Ecology Group, Inc. ("SEG"), included elsewhere herein.

PRO FORMA CONSOLIDATED BALANCE SHEET

     The pro forma consolidated balance sheet reflects the accounts of the Company giving effect to the acquisition of SEG as if it occurred on March 31, 1997 and was prepared using the Company's and SEG's balance sheets as of March 31, 1997. The acquisition occurred on April 18, 1997 but was based on amounts as of March 31, 1997.

     On April 18, 1997, the Company acquired 100% of the issued and outstanding capital stock of SEG from Westinghouse Electric Corporation ("Westinghouse") for $28.0 million in cash, subject to certain post-closing adjustments, and 156,986 shares of the Company's common stock. The Company paid the cash portion of the purchase price out of available cash, principally from proceeds of its public offering in April 1996. The acquisition of SEG will be accounted using the purchase method of accounting.

     In connection with the acquisition of SEG, the Company entered into a new credit facility with its bank. Under this new credit facility the Company has a revolving line of credit providing for borrowings up to $8.8 million based upon eligible amounts of accounts receivable, as defined in the credit agreement. Borrowings under the revolving line of credit bear interest at the LIBOR rate plus 2%. Under this facility, the Company's bank has issued letters of credit in the aggregate amount of $15.3 million to the State of Tennessee to provide security for the Company's obligation to clean and remediate SEG's facilities upon closure.

     The aggregate estimated purchase price for SEG was as follows (in thousands):

     Cash purchase price                               $23,802
     Fair value of 156,986 shares of common stock
          at estimated fair value of $7.60 per share     1,194
     Liabilities assumed, including restructuring
          costs of $2.0 million                         44,426
     Transaction costs                                   2,300
                                                       -------
     Aggregate estimated purchase price                $71,722
                                                       =======

                      GTS DURATEK, INC. AND SUBSIDIARIES
                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


     The aggregate purchase is expected to be allocated to the assets acquired based on their fair values as follows (in thousands):

     Cash                                              $    60
     Accounts receivable                                12,665
     Costs and estimated earnings in excess of
          billings on uncompleted contracts              1,928
     Prepaid expenses and other assets                   1,842
     Property, plant and equipment                      42,000
     Goodwill and other intangible assets               12,924
     Other assets                                          303
                                                       -------
                                                       $71,722
                                                       =======


     The Company is still in the process of evaluating the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The final purchase price allocation will be affected by this and the actual amount of transaction costs. Such amounts could differ materially from the pro forma presentation.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The pro forma consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 give effect to the Company's acquisition of SEG as if the transaction had occurred on January 1,
1996 and January 1, 1997, respectively.   The pro forma consolidated statements
of operations may not be indicative of the actual results that would have occurred with SEG under management and control of the Company's personnel.

     During 1995, 1996 and the first quarter of 1997, SEG incurred a significant amount of costs and losses in the processing and disposal of waste which had accumulated over a number of years. Virtually all waste older than six months old at March 31, 1997 had been processed and disposed of.

     The pro forma consolidated statement of operations have been prepared to comply with the required Securities and Exchange Commission rules and regulations. Management of the Company does not believe them to be reflective of the consolidated results of operations of the Company after the acquisition. In order to achieve profitability, the Company and SEG have taken a number of steps to, among others, narrow the range of waste they will accept and process, limit the maximum holding period for waste on site to 90 days, increase processing pricing, adjust processing schedules to increase throughput and reduce overhead costs. The Company believes these factors should enable SEG to significantly reduce processing losses in the future. However, there can be no assurance that such steps will be sufficient to make SEG profitable.

                      GTS DURATEK, INC. AND SUBSIDIARIES
                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The pro forma adjustments include the following:

     (1) In December 1996, SEG undertook a restructuring plan which eliminated approximately 165 positions. SEG estimated that the payroll and benefit costs related to these employees was approximately $6.5 million. Such amount has been eliminated from the pro forma consolidated statement of operations for the year ended December 31, 1996.

     (2) In connection with a restructuring plan undertaken during 1996, SEG incurred $1.7 million of severance and related costs in connection with a reduction in workforce. Such amount has been eliminated from the pro forma consolidated statement of operations for the year ended December 31, 1996.

     (3) During 1996 SEG incurred significant costs related to the disposal and clean-up of the containers used to store waste during the past several years. SEG estimated that such costs were approximately $4.9 million. Such amount has been eliminated from the pro forma consolidated statements of operations for the year ended December 31, 1996.

     (4) During 1996 SEG completed an inventory of all items of property and equipment for the purpose of determining existence. Based on results of the inventory, SEG incurred a $2.4 million charge. Such amount has been eliminated from the pro forma consolidated statement of operations for the year ended December 31, 1996.

     (5) During 1996 and the three months ended March 31, 1997, SEG incurred charges for depreciation and amortization of $7,705,000 and $1,431,000, respectively. As the acquisition is being accounted for under the purchase method of accounting such amounts have been eliminated and replaced by depreciation and amortization amounts based on estimated assets basis and useful lives. In estimating the pro forma amount of depreciation and amortizations expense the Company has assumed a weighted average life of 12 years for property and equipment and 30 years for goodwill. Such amounts are estimated to be $3,884,000 and $971,000 for 1996 and the three months ended March 31, 1997.

     (6) During 1996 and the three months ended March 31, 1997, SEG was charged corporate allocations of $2,731,000 and $815,000 related to certain insurance, legal and administrative services supplied by Westinghouse. The Company has estimated the incremental costs of replacing those items (taking into consideration the advantages of synergies created by eliminating duplicate services) to be $1.7 million and $425,000 for 1996 and the three months ended March 31, 1997, respectively. Accordingly, the Company has eliminated the corporate charge from Westinghouse and increased selling, general and administrative expenses by the incremental expenses.

     (7) During 1996 and the three months ended March 31, 1997, the Company invested substantially all of the proceeds from its April 1996 offering of common stock in overnight investments. For purposes of the pro forma statement of operations the Company has assumed that offering was completed on January 1, 1996 and has adjusted interest income and interest expense based on the Company's and SEG's cash flow activity on a combined basis. Based upon the level of SEG losses, on a pro forma basis, during 1996 and the three months ended March 31, 1997, the Company would not have had sufficient cash resources to fund such losses. Accordingly, the pro forma consolidated statements of operations reflect the elimination of interest income in 1996 and the three months ended March 31, 1997 of $1.9 million and $580,000, respectively, and a charge for interest expense of $800,000 and $200,000 for such periods assuming maximum borrowing of the Company's $8.8 million line of credit facility at a rate of 9%.

     (8) Based on the pro forma losses before income tax benefit for the year ended December 31, 1996 and the three months ended March 31, 1997 the Company has eliminated the income tax charges and benefits included in its results for the year ended December 31, 1996 and the three months ended March 31, 1997.

     (9) For the year ended December 31, 1996, the Company has eliminated the effect of common stock equivalents from the per share calculation since their impact would be anti-dilutive.

     During 1996, SEG incurred losses of approximately $2.3 million related to the costs in excess of expected revenues on two long-term fixed price field service contracts, one of which is still in process as of the date of the acquisition. Such amounts have not been eliminated in the pro forma consolidated statement of operations.

GTS DURATEK, INC. AND SUBSIDIARIES

Pro Forma Consolidated Balance Sheet (Unaudited)

March 31, 1997
(in thousands)
-------------------------------------------------------------------------------

                                                                                                      Purchase         Pro Forma
                                                                              GTS           SEG      Adjustments        Combined
                                                                          -----------   -----------  -----------      -----------
ASSETS
Current assets:
    Cash and cash equivalents                                             $    41,858            60      (23,802) (1)      18,116
    Receivables                                                                 9,642        12,665            -           22,307
    Other accounts receivable                                                   2,126             -            -            2,126
    Cost and estimated earnings in excess of
        billings on uncompleted contracts                                       8,290         1,928            -           10,218
    Inventories                                                                   632             -            -              632
    Prepaid expenses and other current assets                                   1,609         1,842            -            3,451
                                                                          -----------   -----------  -----------      -----------
Total current assets                                                           64,157        16,495      (23,802)          56,850

Property, plant and equipment, net                                             11,289        52,909      (10,909) (2)      53,289
Investments in and advances to joint ventures, net                              6,678             -            -            6,678
Intangibles                                                                       451        16,075       (3,151) (2)      13,375
Deferred charges and other assets                                               2,371           303            -            2,674
                                                                          -----------   -----------  -----------      -----------
                                                                          $    84,946        85,782      (37,862)         132,866
                                                                          ===========   ===========  ===========      ===========


GTS DURATEK, INC. AND SUBSIDIARIES

March 31, 1997
(in thousands)

-------------------------------------------------------------------------------

                                                                                                      Purchase       Pro Forma
                                                                              GTS           SEG      Adjustments      Combined
                                                                          -----------   -----------  -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt and
        capital lease obligations                                         $        51             -            -             51
    Accounts payable and accrued expenses                                       8,306         9,659            -         17,965
    Unearned revenues                                                               -        15,123            -         15,123
    SEG waste processing and disposal accrual                                       -         3,186            -          3,186
    Other current liabilities                                                       -         8,475        1,825 (2)          -
                                                                                                           2,300 (1)     12,600
                                                                          -----------   -----------  -----------    -----------
Total current liabilities                                                       8,357        36,443        4,125         48,925
Long-term debt and capital lease obligations                                      195             -            -            195
Convertible debentures                                                         10,839             -            -         10,839
Decontamination and decommissioning accrual                                         -         5,501            -          5,501
Other non-current liabilities                                                     299           657            -            956
                                                                          -----------   -----------  -----------    -----------
Total liabilities                                                              19,690        42,601        4,125         66,416
                                                                          -----------   -----------  -----------    -----------
8% Cumulative Convertible Redeemable Preferred Stock,
    $.01 par value; 160,000 shares authorized, issued and
    outstanding (liquidation value $16,320,000)                                14,884             -            -         14,884
                                                                          -----------   -----------  -----------    -----------
Stockholders' equity:
    Net stockholders' equity of SEG                                                 -        43,181      (43,181)(2)          -
    Common stock  $.01 par value; authorized
       35,000,000 shares; issued 9,475,878 in 1995
       and 12,419,231 in 1996                                                     125             -            2 (1)        127
    Capital in excess of par value                                             64,519             -        1,192 (1)     65,711
    Deficit                                                                   (14,100)            -            -        (14,100)
    Treasury stock at cost, 70,458 shares                                        (172)            -            -           (172)
                                                                          -----------   -----------  -----------    -----------
Total stockholders' equity                                                     50,372        43,181      (41,987)        51,566
                                                                          -----------   -----------  -----------    -----------
Commitments and contingencies
                                                                          -----------   -----------  -----------    -----------
                                                                          $    84,946        85,782      (37,862)       132,866
                                                                          ===========   ===========  ===========    ===========

Notes to Pro Forma Consolidated Balance Sheet:
  (1) To record costs of acquisition.
  (2) To record purchase accounting adjustments with respect to the acquisition of SEG.

GTS DURATEK, INC. AND SUBSIDIARIES

Pro Forma Consolidated Statement of Operations (Unaudited)

Year ended December 31, 1996
(in thousands)
--------------------------------------------------------------------------------

                                                                                                 Pro Forma       Pro Forma
                                                                    GTS             SEG         Adjustments       Combined
                                                                -----------     -----------     -----------     -----------
Revenues                                                        $    44,285         112,968               -         157,253

Cost of Revenues                                                     35,198         146,493          (6,500)(1)     167,978
                                                                                                     (4,900)(3)
                                                                                                     (2,313)(5)
                                                                -----------     -----------     -----------     -----------
Gross Profit (loss)                                                   9,087         (33,525)         13,713         (10,725)

Selling, general and administrative expenses                          7,455          16,234          (1,700)(2)      22,181
                                                                                                     (1,508)(5)
                                                                                                      1,700 (6)
Corporate expense allocations                                             -           2,731          (2,731)(6)           -
Write-off of property, plant and equipment                                -           2,400          (2,400)(4)           -
                                                                -----------     -----------     -----------     -----------
Income (loss) from operations                                         1,632         (54,890)         20,352         (32,906)

Interest income (expense), net                                        1,239               -          (2,700)(7)      (1,461)
Other income (expense), net                                               -             414               -             414
                                                                -----------     -----------     -----------     -----------
Income (loss) before income taxes and proportionate
  share of loss of joint venture                                      2,871         (54,476)         17,652         (33,953)

Income taxes (benefit)                                                  649               -            (649)(8)           -
                                                                -----------     -----------     -----------     -----------
Income (loss) before proportionate share of loss
  of joint venture                                                    2,222         (54,476)         18,301         (33,953)

Proportionate share of loss of joint venture                           (165)              -               -            (165)
                                                                -----------     -----------     -----------     -----------
Net income (loss)                                                     2,057         (54,476)         18,301         (34,118)

Preferred stock dividends and charges for accretion                  (1,500)              -               -          (1,500)
                                                                -----------     -----------     -----------     -----------
Net income (loss) attributable to common stockholders           $       557         (54,476)         18,301         (35,618)
                                                                ===========     ===========     ===========     ===========

Net income (loss) per share                                     $      0.04                                     $     (3.07)
                                                                ===========     ===========     ===========     ===========

Weighted average common shares and common                                                        (2,493,810)(9)
  stock equivalents outstanding                                  13,922,375                         156,986 (9)  11,585,551
                                                                ===========     ===========     ===========     ===========

Notes to Pro Forma Consolidated Statement of Operations:
  (1) To reflect effects of SEG restructuring plan undertaken in December 1996.
  (2) To eliminate severance and other costs in connection with December 1996 restructuring plan.
  (3) To eliminate non-recurring site clean-up and remediation costs.
  (4) To eliminate non-recurring charge for asset write-off.
  (5) To adjust depreciation and amortization to reflect purchase accounting adjustments.
  (6) To adjust/eliminate corporate charge and record estimated costs of replacing Westinghouse services.
  (7) To adjust interest income (expense) to reflect effects of the acquisition on cash resources.
  (8) To eliminate income tax expense.
  (9) To adjust weighted average shares to eliminate effect of common stock equivalents and to reflect shares issued in acquisition.

GTS DURATEK, INC. AND SUBSIDIARIES

Pro Forma Consolidated Statement of Operations (Unaudited)

Three months ended March 31, 1997
(in thousands)

--------------------------------------------------------------------------------

                                                                                                 Pro Forma       Pro Forma
                                                                    GTS             SEG         Adjustments       Combined
                                                                -----------     -----------     -----------     -----------
Revenues                                                        $    11,951          26,168               -          38,119
Cost of revenues                                                     15,960          33,273            (429)(5)      48,804
                                                                -----------     -----------     -----------     -----------
Gross profit                                                         (4,009)         (7,105)            429         (10,685)

Selling, general and administrative expenses                          1,820           2,928             (31)(5)       5,142
                                                                                                        425 (6)
Corporate expense allocations                                             -             815            (815)(6)           -
                                                                -----------     -----------     -----------     -----------
Income (loss) from operations                                        (5,829)        (10,848)            850         (15,827)

Interest income (expense), net                                          422               -            (780)(7)        (358)
Other expenses                                                            -              (3)              -              (3)
                                                                -----------     -----------     -----------     -----------
Income (loss) before income taxes and proportionate share
   of loss of joint venture                                          (5,407)        (10,851)             70         (16,188)

Income taxes (benefit)                                                 (750)              -             750(8)            -
                                                                -----------     -----------     -----------     -----------
Income before proportionate share of loss
   of joint venture                                                  (4,657)        (10,851)           (680)        (16,188)

Proportionate share of loss of joint venture                            (45)              -               -             (45)
                                                                -----------     -----------     -----------     -----------
Net income (loss)                                                    (4,702)        (10,851)           (680)        (16,233)

Preferred stock dividends and charges for accretion                    (376)              -               -            (376)
                                                                -----------     -----------     -----------     -----------
Net income (loss) attributable to common stockholders           $    (4,326)        (10,851)           (680)        (16,609)
                                                                ===========     ===========     ===========     ===========
Net income (loss) per share                                     $      (.41)                                    $     (1.32)
                                                                ===========     ===========     ===========     ===========
Weighted average common shares and common
   stock equivalents outstanding                                 12,383,987                         156,986(9)   12,540,973
                                                                ===========     ===========     ===========     ===========

Notes to Pro Forma Consolidated Statement of Operations:
  (5) To adjust depreciation and amortization to reflect purchase accounting adjustments.
  (6) To adjust/eliminate corporate charge and record estimated costs of replacing Westinghouse services.
  (7) To adjust interest income (expense) to reflect effects of the acquisition on cash resources.
  (8) To eliminate income tax benefit.
  (9) To reflect shares issued in acquisition.

                                 EXHIBIT INDEX



EXHIBIT    DESCRIPTION                                                                      PAGE

(c)(1)     GTS Duratek, Inc. Press Release dated April 21, 1997.                              *

(c)(2)     Stock Purchase Agreement by and between Westinghouse Electric
               Corporation and GTS Duratek, Inc. dated as of April 8, 1997.                   *


(c)(3)     Credit Agreement as of April 18, 1997 between GTS Duratek, Inc.,
               The Scientific Ecology Group, Inc., SEG Colorado, Inc., Hittman
               Transport Services, Inc., GTS Instrument Services, Incorporated,
               General Technical Services, Inc., Analytical Resources, Inc.
               and First Union National Bank of Maryland and First Union
               National Bank of North Carolina.                                               *

(c)(4)     Security Agreement dated as of April 18, 1997 between GTS Duratek,
               Inc. General Technical Services, Inc., GTS Instrument Services,
               Incorporated, Analytical Resources, Inc. and First Union National
               Bank of Maryland.                                                              *

(c)(5)     Security Agreement dated as of April 18, 1997 between The Scientific
               Ecology Group, Inc., SEG Colorado, Inc., Hittman Transport
               Services, Inc. and First Union National Bank of Maryland.                      *

(c)(6)     GTS Duratek, Inc. Press Release dated March 31, 1997.                              *

(c)(7)     GTS Duratek, Inc. Press Release dated April 16, 1997.                              *

(c)(8)     Consent of KPMG Peat Marwick LLP.                                      27

*Previously filed.